Exhibit 10.34

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made on this 20th day of April, 2013 (“Effective Date”), among Private National Mortgage Acceptance Company, LLC (“PNMAC” or the “Company”) and PennyMac Financial Services, Inc. (“PFS”), each having a principal place of business at 6101 Condor Drive, Moorpark, California 93021 and Stanford L. Kurland (“Executive”), whose residence is at 6005 Williams Bent Road, Hidden Hills, California 91302.

RECITALS

WHEREAS, PNMAC is a validly existing Delaware limited liability company duly organized under the Third Amended and Restated Limited Liability Company Agreement Of Private National Mortgage Acceptance Company LLC entered into as of October 17, 2011 (the “PNMAC LLC Agreement”);

WHEREAS, to provide equity financing for PNMAC and liquidity for its members, PNMAC has formed PFS and is preparing for an initial public offering of shares of Class A Common Stock of PFS (the “IPO”);

WHEREAS, in connection with the IPO, PFS filed a registration statement on Form S-1 with the Securities and Exchange Commission on February 7, 2013 (as the same may be amended from time to time, the “Registration Statement”);

WHEREAS, prior to the IPO the PNMAC LLC Agreement will be amended and restated in the form attached as an exhibit to the Registration Statement (the “Restated LLC Agreement”) in order to, among other things, convert all existing Preferred Units and Common Units of PNMAC equity into new Class A Units and to provide that PFS will be the sole manager of PNMAC (the “Reorganization”);

WHEREAS, the proceeds from the IPO will be used by PFS to purchase a number of Class A Units of PNMAC equal to the number of shares of Class A Common Stock issued in the IPO (the “IPO

Investment”), and PFS will exist as the publicly held parent entity and manager of PNMAC without independent operations of its own;

WHEREAS, in connection with the IPO, the members of PNMAC will enter into an exchange agreement in the form attached as an exhibit to the Registration Statement that will allow them to exchange their Class A Units for shares of Class A Common Stock at any time after the IPO;

WHEREAS, Executive currently serves as PNMAC’s Chief Executive Officer (“CEO”) and Chairman, and PFS’s CEO and Chairman;

WHEREAS, PNMAC desires to obtain the benefit of continued services of Executive and Executive desires to continue to render services to PFS and PNMAC and its subsidiaries; and

WHEREAS, PNMAC and Executive each have determined that it would be to the advantage and best interest of PNMAC and Executive to enter into this Agreement to establish the terms under which Executive would continue to render services to PNMAC and PFS.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, PNMAC, PFS and Executive agree that the following terms and conditions shall apply to Executive’s employment:

AGREEMENT

1.                                      Term.  PNMAC hereby agrees to employ Executive and Executive hereby accepts employment with PNMAC for the period commencing with the Effective Date and expiring on the three (3) year anniversary of the Effective Date unless earlier terminated in accordance with the provisions hereof (the “Term”).

2.                                      Duties.  Executive shall continue to be employed by PNMAC as the CEO and Chairman of PNMAC and shall also continue to serve as the CEO and Chairman of PFS, and shall perform the usual and customary duties of such offices.  Executive shall report only to the Board, and shall have general supervision, direction, and control of the business, officers, and employees of PNMAC.  All officers and employees of PNMAC shall report directly or indirectly to Executive.  Executive shall have full latitude to hire, discharge, discipline, promote, and compensate PNMAC officers and employees, and shall have full managerial and financial authority over PNMAC, subject to such directions and control as the Board may specify from time to time.  The duties and title of Executive may be changed from time to time by the mutual consent of Executive, PFS and PNMAC without resulting in a breach or rescission of this Agreement.  Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Executive shall be construed as continuing under this Agreement as modified; provided, however, that any material diminution in Executive’s duties imposed by PNMAC or PFS without Executive’s consent shall be construed as a termination of Executive Other Than for Cause as described in Section 7(d) of this Agreement.

3.                                      Outside Activities.  Executive shall devote all of Executive’s full business time, ability and attention to the business of PNMAC during the Term of this Agreement.  Notwithstanding the foregoing, however, Executive may pursue other appropriate civic, charitable or religious activities so long as such activities do not interfere with Executive’s performance of his duties hereunder.  In addition, Executive may engage in other business activities or investments during the Term provided such activities or investments do not compete with PNMAC or its subsidiaries and are fully disclosed to the Board prior to the time of such activities or investments (except that investments representing less than five percent (5%) of the securities of companies that are regularly traded on a national securities exchange need not be disclosed to the Board).  Executive shall also be permitted to serve on the board of directors of any non-profit entity, subject to prior full disclosure to the Board.

4.                                      Board Appointment.  For so long as Executive is employed by PNMAC under this Agreement, Executive shall serve as Chairman of the Board.  Executive shall fulfill all duties required of a member of the Board without any additional compensation.  In the event Executive’s employment is terminated in accordance with this Agreement or Executive resigns or otherwise becomes unaffiliated with PNMAC, Executive shall, and does hereby agree to, tender his written resignation from the Board effective on the date of termination, resignation or non-affiliation.  For all purposes of this Agreement, the

“Board” shall mean, prior to the Reorganization, the board of directors of PNMAC, and after the Reorganization, the board of directors of PFS.

5.                                      Compensation and Benefits.

(a)                                 Base Salary.  In consideration for Executive’s services hereunder, during the Term PNMAC shall pay or cause to be paid as base salary to Executive an amount of not less than nine hundred thousand Dollars ($900,000.00) per year, prorated for any partial years of service, less any applicable deductions.  Said base salary shall be payable in conformity with PNMAC’s normal payroll periods. Executive’s base salary shall increase annually at a rate determined by the Board and the Compensation Committee (subject to the limitations on the discretion of the Board and the Compensation Committee set forth in Section 5(i) below).  For all purposes of this Agreement, the “Compensation Committee” shall mean, prior to the Reorganization, the compensation committee of PNMAC, and after the Reorganization, the compensation committee of PFS.  Increases in base salary shall be effective not later than April 1 of the Fiscal Year in which the increase is granted.  For purposes of this Agreement, the term “Fiscal Year” shall mean the period beginning on January 1 and ending on December 31 during the Term of this Agreement.

(b)                                 Cash Incentive Compensation.  During the Term, Executive shall be eligible to participate in all executive incentive programs offered by PNMAC.  PNMAC shall pay to Executive for each of the Fiscal Years during the Term of this Agreement an annual cash incentive compensation award at a level determined by the Board and the Compensation Committee pursuant to an annual targeting process establishing performance targets and designating cash incentive compensation to be earned as a result of meeting those performance targets subject to the limitations on the discretion of the Board and the Compensation Committee set forth in Section 5(i) below (the “Bonus”).  The Bonus shall be paid to Executive in the year following the year to which the Bonus relates at the same time that such cash incentive compensation is paid to other PNMAC senior executives, and no later than October 31st of such year, provided that, Executive must be employed on December 31st of the year to which the Bonus relates to receive any portion of the Bonus, subject however to Sections 7(a), (b), and (d).

(c)                                  Equity Incentive Compensation.  PNMAC shall grant to Executive equity incentive compensation in the form of Common Units pursuant to the terms of the 2011 Equity Incentive Plan attached as Exhibit A2 to the PNMAC LLC Agreement (the “EIP”) for each of the Fiscal Years during the Term of this Agreement in an amount determined by the Board and the Compensation Committee pursuant to an annual targeting process establishing performance targets and designating equity incentive compensation to be earned as a result of meeting those performance targets (subject to the limitations on the discretion of the Board and the Compensation Committee set forth in Section 5(i) below).  The equity incentive compensation shall be granted at the same time as PNMAC grants equity incentive compensation to its other senior executives in respect of such Fiscal Year (but in no event later than June 30 following the end of such Fiscal Year).  Any Common Units granted to Executive pursuant to this Section 5(c) shall vest in accordance with the terms set forth in the EIP; provided however, that notwithstanding anything to the contrary contained in the EIP or any other document, any unvested Common Units granted to Executive pursuant to this Section 5(c) shall automatically and immediately vest if any of the following events occur:  (i) Executive’s death; (ii) Executive’s Disability as defined in Section 7(a); (iii) PNMAC’s termination of Executive Other Than for Cause as described in Section 7(d) of this Agreement; (iv) Executive’s termination of this Agreement for Good Reason as that term is defined in Section 7(d) of this Agreement; or (v) the expiration of the Term pursuant to Section 1 of this Agreement before any new agreement is reached to continue Executive’s services to PNMAC.  Earnings on vested Common Units granted pursuant to this Section 5(c) shall be considered past cash compensation (i.e., “sweat equity”), whereas earnings on Common Units that have not yet vested shall be considered current cash compensation.  In the event of a sale, merger, consolidation, reorganization, restructuring or transfer of assets of PNMAC or PFS (other than in connection with the Reorganization or the IPO Investment) in which PNMAC or PFS, as applicable, is not the surviving entity or in which it survives as a subsidiary of another entity (a “Transaction”), and the shares or equity securities of the surviving entity or parent thereof are publicly traded on a recognized stock exchange or over the counter market, the equity incentive compensation to be granted pursuant to this Section 5(c) after the date of the Transaction shall be granted in accordance herewith in the form of securities of the surviving entity or parent thereof, as applicable.  Executive’s Preemptive, Voting, Distribution, Tag-Along, Drag-Along, and Piggyback Registration rights shall be the same as those set forth in Sections 3.4, 3.5, 5.12(a), 9.7, 9.8 and 10.4 of the PNMAC LLC Agreement, respectively.  Notwithstanding the foregoing, to the extent that any of the terms of this Agreement governing Executive’s equity incentive compensation conflict with anything contained in the PNMAC LLC Agreement, the EIP or any other document, the terms of this Agreement control and supersede any such contrary provisions.  In the event that PNMAC (or any resulting or surviving entity in the event of a Transaction) elects in the future to provide Executive with additional incentive compensation in the form of options to purchase Class A Common Stock or other equity ownership, such options shall be fully and freely exercisable, subject only to vesting provisions, for a period of ten years from the date such options are granted, and shall be eligible for cashless exercise (including tax withholding) in all circumstances notwithstanding the inclusion of contrary provisions in any future document otherwise governing such options.  From and after the Reorganization and the IPO, (i) (A) all references in the first, second and immediately preceding sentences in this Section 5(c) to PNMAC shall be deemed to be references to PFS, (B) all references in this Section 5(c) to Common Units shall be deemed to be references to shares of Class A Common Stock of PFS, and (C) all references in this Section 5(c) to the EIP shall be deemed to be references to the 2013 Equity Incentive Plan of PFS attached as an exhibit to the Registration Statement, as the same may be amended (or any successor plan of PFS) and (ii) the sixth sentence of this Section 5(c) shall be deemed deleted and have no further effect.

(d)                                 Paid Time Off.  During the Term, Executive shall accrue twenty (20) days of paid time off (“PTO”) at Executive’s regular base pay rate during each year of the Term, prorated for partial years worked, subject to the terms of PNMAC’s employment benefit policies as they relate to senior executive officers.

(e)                                  Medical Benefits.  During the Term, PNMAC shall pay for Executive to undergo an annual comprehensive executive physical appropriate for chief executives such as Executive.  In addition, Executive and Executive’s family shall be entitled to participate in PNMAC’s group medical insurance benefits, in accordance with PNMAC’s employment benefit policies as they relate to senior executive officers and their families.  If Executive is terminated pursuant to Section 7(a), (b), or (d), PNMAC will reimburse Executive for any amounts paid by Executive for coverage of Executive and/or Executive’s family under the Company’s group health medical benefits plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for as long as Executive is eligible to receive such benefits under COBRA, on the condition that Executive timely elects COBRA and provides the Company with proof of payment of the applicable COBRA premiums on a monthly basis; provided however, that the reimbursement described in this Section 5(e) shall be subject to and paid only if and to the extent (1) such reimbursement is permitted by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and other applicable law, and (2) Executive is not otherwise eligible or entitled to participate in group medical benefits offered by a subsequent employer.

(f)                                   Tax Advice and Financial Counseling.  During the Term, PNMAC shall reimburse Executive for expenses relating to tax advice and financial counseling, subject to reasonable proof of such expenses, provided that, such expenses shall not exceed twenty-five thousand dollars ($25,000) per year, prorated for partial years worked.  Executive shall have sole discretion in selecting an appropriate tax advisor and financial counselor.

(g)                                  Automobile Allowance.  During the Term, PNMAC shall provide Executive with an automobile allowance of one thousand five hundred dollars ($1,500) per month prorated for partial months worked, which allowance shall be in lieu of any expense reimbursement for automobile or automobile-related expenditures (other than expenditures for car services or other transportation costs associated with Executive’s business travel, which shall be reimbursed in accordance with the terms of Section 6 of this Agreement), or use of a PNMAC owned or leased vehicle.

(h)                                 Additional Benefits.  Executive shall be entitled to participate in all programs, rights, and benefits for which Executive is otherwise entitled under any bonus plan, incentive plan, participation plan, extra compensation plan, pension plan, profit sharing plan, savings plan, life, medical, dental, other health care, disability, or other insurance plan or policy or other plan or benefit that PNMAC or PFS may provide for senior executives or for employees of PNMAC generally, if any, in force from time to time during the Term.  For the avoidance of doubt, the rights granted or afforded to Executive under any such plans shall not be less than the most favorable rights and highest amounts granted to employees of similar or lower position with PNMAC and on terms at least as favorable, and, for the purposes of such plan, Executive shall receive credit for the entire period of his employment with PNMAC (including his employment with PNMAC prior to the execution of this Agreement).  To the extent that anything contained in any such plans or programs is in conflict or inconsistent with anything stated in this Agreement, the terms of this Agreement shall control and supersede any contrary language except as prohibited by law.  In addition, PNMAC shall pay Executive the amount necessary to reimburse Executive for any self-employment tax liabilities.

(i)                                     Total Compensation.  During the Term of this Agreement, Executive’s total compensation, including base salary, cash incentive compensation, equity incentive compensation and benefits (collectively “Total Compensation”), must, at a minimum, be targeted based on performance at a level commensurate with the Total Compensation paid to the top twenty-five percent (25%) of executives holding comparable positions in companies of comparable size and sophistication as PNMAC or, in the event of a Transaction (as defined in Section 5(c) above), as the surviving entity.

6.                                      Business Expense Reimbursement.  Executive shall be entitled to reimbursement by PNMAC for any ordinary and necessary business expenses incurred by Executive in the performance of

Executive’s duties and in acting for PNMAC or PFS during the Term, which types of expenditures shall be determined by the Board, provided that:

(a)                                 Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of PNMAC as a business expense and not as deductible compensation to Executive; and

(b)                                 Executive furnishes to PNMAC adequate records, including receipts for any expenditures greater than twenty-five dollars ($25.00), and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authority for the substantiation of such expenditures as deductible business expenses of PNMAC and not as deductible compensation to Executive.

7.                                      Termination.  During the Term, Executive’s employment may be terminated only as provided in this Section 7.  Except as set forth in this Agreement, the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation, post termination benefits or obligations or otherwise upon the Termination Date.

(a)                                 Disability.  In the event that Executive qualifies for permanent disability benefits under PNMAC’s long term disability plan (the “LTD Plan”), or if Executive does not participate in the LTD Plan, would have qualified for permanent disability had Executive been a participant of the LTD Plan (a “Disability”), Executive’s employment hereunder may be terminated, by written Notice of Termination (as that term is defined in Section 7(g) herein) from PNMAC to Executive.  Upon termination by PNMAC due to Executive’s Disability under this Section 7(a), Executive shall be entitled to: (i) his base salary in effect as of the Termination Date through and including the Termination Date (as that term is defined in Section 7(g) herein); (ii) incentive based compensation as described in Sections 5(b) and 5(c) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii) accrued but unused PTO through the Termination Date; (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement; (v) a prorated share of the incentive based compensation described in Sections 5(b) and 5(c) for the Fiscal Year in which the Termination Date occurs, payable in accordance with those Sections, and (vi) continuing medical benefits as set forth in Section 5(e) herein.  In addition, in the event Executive’s employment is terminated pursuant to this Section 7(a), all unvested Common Units (or, after the Reorganization, Class A Units and Class A Common Stock) held by Executive shall become immediately and fully vested.  The determination of Disability shall be made only after sixty (60) days’ notice to Executive and only if Executive is not able to perform his duties with or without reasonable accommodation prior to the expiration of the sixty (60) day notice period.

(b)                                 Death.  In the event that Executive dies during the Term of this Agreement, this Agreement shall automatically terminate on the date of Executive’s death.  Upon termination by PNMAC due to Executive’s death pursuant to this Section 7(b), Executive’s estate shall be entitled to:  (i) continuing payment of Executive’s base salary as of the Termination Date through the Termination Date and for a period of six (6) months following the Termination Date;  (ii) incentive based compensation as described in Sections 5(b) and 5(c) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii) accrued but unused PTO through the Termination Date; (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement; (v) a prorated share of the incentive based compensation described in Sections 5(b) and 5(c) for the Fiscal Year in which Executive dies payable in accordance with those Sections; and (vi) continuing medical benefits as set forth in Section 5(e) herein.  In addition, in the event of Executive’s death, all non-vested Common Units (or, after the Reorganization, Class A Units and Class A Common Stock) held by Executive shall become immediately and fully vested.

(c)                                  Termination for Cause.  PNMAC may terminate Executive’s employment under this Agreement for “Cause” by written Notice of Termination.  A termination for Cause is a termination by reason of: (i) a material breach of this Agreement (other than as a result of incapacity due to death or Disability) which is committed by Executive in bad faith and which is not remedied within thirty (30)

days of Executive’s receipt of a notice to cure such breach; (ii) Executive’s conviction by a court of competent jurisdiction of a felony involving dishonesty or moral turpitude, provided, however, that any convictions solely on the basis of vicarious liability shall not give PNMAC the right to terminate Executive for Cause; (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction of the matter removing Executive from office of PNMAC or its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of PNMAC or any of its subsidiaries; or (iv) proven acts of fraud or willful misconduct committed by Executive in connection with the performance of his duties under Section 2 of this Agreement which result in material injury to PNMAC.  In the event of a termination for Cause pursuant to this Section 7(c), Executive shall be entitled to receive (a) his base salary for the entire period up to and including the date of Executive’s termination for Cause; (b) accrued but unused PTO through the Termination Date; and (c) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement.  If Executive is convicted of a felony involving dishonesty or moral turpitude or removed from office and/or prohibited from participating in the conduct of the affairs of PNMAC or any of its subsidiaries by any federal or state regulatory agency having jurisdiction of the matter, and if the charges resulting in such removal or prohibition are ultimately dismissed or if a final judgment on the merits of such charges is issued in favor of Executive, or if the felony conviction is overturned on appeal, then Executive’s termination shall be treated as a Termination Other Than for Cause pursuant to Section 7(d).  Notwithstanding anything to the contrary in this Agreement or any other document, Executive’s termination pursuant to this Section 7(c) shall not affect Executive’s ownership of PNMAC Common Units or Preferred Units (or Class A Units into which such Common Units and/or Preferred Units are converted), or Class A Common Stock of PFS and shall not affect Executive’s entitlement to all benefits which have vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

(d)                                 Termination Other Than for Cause.  The Company may terminate Executive’s employment other than for Cause (including the expiration of Executive’s Term pursuant to Section 1 above) or Executive may terminate his employment for Good Reason as that term is defined in this Section 7(d).  If Executive’s employment terminates pursuant to this Section 7(d), then Executive shall be entitled to (i) his base salary in effect as of the Termination Date through and including the Termination Date (as that term is defined in Section 7(g) herein); (ii) incentive based compensation as described in Sections 5(b) and 5(c) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii)  accrued but unused PTO through the Termination Date; (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement; (v) a prorated share of the incentive based compensation described in Sections 5(b) and 5(c) for the Fiscal Year in which the Termination Date occurs, payable in accordance with those Sections, and (vi) continuing medical benefits as set forth in Section 5(e) herein.  In addition, in the event Executive’s employment is terminated pursuant to this Section 7(d), all unvested Common Units (or, after the Reorganization, all Class A Units and Class A Common Stock) held by Executive shall become immediately and fully vested.

For purposes of this Agreement, Executive will have “Good Reason” to terminate this Agreement if PNMAC (or any resulting or surviving entity in the event of a Transaction as defined in Section 5(c) of this Agreement) (1) materially breaches this Agreement; (2) requires Executive to report to anyone other than the Board; (3) requires that Executive be based anywhere more than fifty (50) miles from the office where Executive is located as of Effective Date; (4) takes any other action which results in a material diminution or adverse change in Executive’s status, title, position, compensation, or responsibilities as of the Effective Date, other than an insubstantial action not taken in bad faith and remedied promptly after receipt of notice by Executive; or (5) fails to indemnify and advance all expenses to Executive in response to a proper request for indemnity and advancement by Executive, provided, however, Executive’s resignation for Good Reason will only be effective if Executive provides written notice to the Company of the events constituting the Good Reason within ninety (90) days after the occurrence of any such event, and the Company does not cure said events within thirty (30) days after receipt of the notice.

(e)                                  Termination Following a Change of Control.  This Agreement and Executive’s employment shall not automatically terminate due to: (i) a Transaction as defined in Section 5(c) of this Agreement or (ii) a transfer of greater than 50% of PNMAC’s total outstanding Preferred Units to any person or entity that does not currently hold Preferred Units prior to a Reorganization, or greater than 50% of PNMAC’s total outstanding Class A Units and PFS’s Class A Common Stock to any person or entity after a Reorganization that did not hold Preferred Units prior to a Reorganization (Sections 7(e)(i) and 7(e)(ii) referred to collectively herein as a “Change of Control”).  In the event of a Change of Control, PNMAC shall take all actions necessary to ensure that the surviving or resulting entity, if other than PNMAC, is bound by and shall have the benefit of the provisions of this Agreement.

(f)                                   Voluntary Resignation.  Except as provided in Section 7(d), in the event that Executive resigns voluntarily during the Term of this Agreement, Executive shall be entitled to receive (a) his base salary for the entire period up to and including the date of Executive’s Termination Date; (b) accrued but unused PTO through the Termination Date; and (c) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 6 of this Agreement.  Executive’s termination pursuant to this Section 7(f) shall not affect Executive’s ownership of PNMAC Common Units or Preferred Units (or, after the Reorganization, Class A Units or Class A Common Stock), and shall not affect Executive’s entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

(g)                                  Notice of Termination.  Any purported termination by PNMAC or by Executive shall be communicated by a written notice of termination (the “Notice of Termination”) to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  For purposes of this Agreement, and except as expressly provided otherwise herein, no such purported termination shall be effective without such Notice of Termination.  The “Termination Date” shall mean the date specified in the Notice of Termination, which shall be not less than thirty (30) and not more than sixty (60) days from the date of the Notice of Termination; provided, however, that in the event of the expiration of the Term of this Agreement pursuant to Section 1 herein, the Termination Date shall be the three year anniversary of the Effective Date of this Agreement.

(h)                                 Consulting.  Upon expiration of the Term pursuant to Section 1 herein, or upon termination of this Agreement pursuant to Sections 7(d) herein, Executive shall serve as a consultant to PNMAC (or in the event of a Transaction, to the surviving entity or parent) for an eighteen-month period commencing on the Termination Date (the “Consulting Period”).  During the Consulting Period, Executive shall make himself available for consulting services concerning PNMAC’s (or its successor’s) general operations if and as may be reasonably requested by PNMAC after taking into account Executive’s then full-time, non-PNMAC-related employment opportunities, provided that (a) the consulting services shall be rendered at such location(s) as may be mutually agreed upon by Executive and PNMAC and (b) the nature of and time required for the consulting services do not interfere with Executive’s personal and professional activities.  The consulting services shall be of an advisory nature and, in his role as a consultant, Executive shall have no power to bind PNMAC.  In consideration for the consulting services described in this Section 7(h), PNMAC shall pay to Executive a retainer in monthly installments during the entire Consulting Period, with each monthly payment equal to one-twelfth of Executive’s median annual base salary and one-twelfth of Executive’s median annual incentive compensation, as calculated based on Executive’s annual base salary and target incentive compensation for the year in which the Termination Date occurs and his annual base salary and actual incentive compensation for the two preceding years; provided, however, that the consulting relationship shall automatically terminate, and Executive shall not be entitled to continue receiving monthly payments under this Section 7(h), if he, directly or indirectly, engages in, provides services to, works for, consults with, owns, invests in or operates, any business that competes with the business of PNMAC (or in the event of a Transaction, of the surviving entity or parent).  The Company shall provide Executive written notice if it contends Executive has breached any provision in this Section 7(h), and Executive shall have thirty (30) days following receipt of such notice to cure any alleged breach.

(i)                                     Resale Rights and Right of First Refusal.  Notwithstanding anything to the contrary contained in the PNMAC LLC Agreement, the EIP or any other document, in the event Executive shall cease to be employed with PNMAC for any reason, Executive shall have the right, but not the obligation, to sell all or any portion of Executive’s Preferred Units and/or Common Units.  Similarly, in the event Executive shall cease to be employed with a surviving entity or parent of PNMAC following a Transaction (as that term is defined in Section 5(c) of this Agreement), Executive shall have the right, but not the obligation, to sell all or any portion of securities of the surviving entity or parent, as applicable, held by Executive.  In the event that Executive elects to exercise his resale rights pursuant to this Section 7(i), Executive shall provide PNMAC (or the surviving entity or parent in the event of a Transaction), with written notice as provided in Section 12(b) herein indicating the number and price of Common Units, Preferred Units, or other securities that Executive intends to sell pursuant to this Section 7(i) (“Resale Notice”).  PNMAC (or the surviving entity or parent in the event of a Transaction) shall have the right to repurchase the Common Units, Preferred Units, or other securities pursuant to the terms set forth in the Resale Notice by providing written notice to Executive (“Repurchase Notice”) within thirty (30) days of the Resale Notice.  If PNMAC (or the surviving entity or parent in the event of a Transaction) elects to exercise its repurchase rights pursuant to this Section 7(i), it shall have the option to defer payment to Executive for up to three years from the date of the Repurchase Notice; provided, however, that PNMAC (or the surviving entity or parent in the event of a Transaction) shall pay Executive interest at prevailing market rates for any portion of the repurchase price that remains unpaid during the three year period.  The Repurchase Notice shall indicate whether PNMAC (or the surviving entity or parent in the event of a Transaction) elects to defer payment of some or all of the repurchase price pursuant to the terms of this Section 7(i).  If PNMAC (or the surviving entity or parent in the event of a Transaction) fails to respond to the Resale Notice within thirty (30) days, or provides written notice to Executive within the thirty (30)

day period that it does not intend to exercise its repurchase rights under this Section 7(i), then Executive shall have the right to sell his Common Units, Preferred Units, or other securities to any third party on terms no more favorable to the purchaser than those terms set forth in the Resale Notice.  This Section 7(i) shall be of no effect in the event of a Transaction in which the shares or equity securities of the surviving entity or parent thereof are publicly traded on a recognized stock exchange or over the counter market.  Notwithstanding anything to the contrary in this Agreement, from and after the Reorganization and the IPO, this Section 7(i) shall be deemed to be deleted in its entirety and shall have no further force or effect.

(j)                                    Disputes.  In consideration of the Company employing Executive, and the salary and benefits provided under this Agreement, Executive and the Company agree that all claims arising out of or relating to this Agreement or the breach thereof, or Executive’s employment, including its termination, and/or the enforceability and validity of the arbitration agreement set forth in this Agreement, shall be resolved by binding arbitration pursuant to Section 12(e) below.  This Agreement expressly does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law.

(k)                                 Restriction on Timing of Distributions. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Notwithstanding, the Company does not warrant to Executive that all amounts paid or delivered to him will be exempt from, or paid in compliance with, Code Section 409A.  Accordingly, Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment under this Agreement and he acknowledges that he has been given the opportunity to consult with a tax advisor with respect to this Agreement.  If Executive notifies PNMAC that Executive believes that any provision of this Agreement (or any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Code Section 409A and PNMAC concurs, or PNMAC independently makes such determination, PNMAC shall use reasonable efforts to reform such provision to the extent possible to comply with Code Section 409A; provided, that, such modification shall, to the maximum extent practicable, maintain the original intent and economic benefit to the Parties of the applicable provision without violating the provisions of Code Section 409A.

If and to the extent necessary to comply with Code Section 409A, for the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, “terminate”, “terminated” or “termination” or words of similar import relating to Executive’s employment with the Company, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” within the meaning of Code Section 409A from the Company.  In applying Code Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Any taxable reimbursement of business or other expenses provided for under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

8.                                      Indemnity, Advancement and Insurance.  To the fullest extent permitted by applicable law, the PNMAC LLC Agreement or the Restated LLC Agreement (whichever is then in effect), or any indemnity agreements entered into from time to time between PNMAC or PFS and Executive, PNMAC or PFS, as applicable, (or in the event of a Change of Control as described in Section 7(e), the surviving or resulting entity or transferee) shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for PNMAC and/or PFS, and shall advance to Executive all fees and costs associated with the defense of any action or proceeding for which he has tendered an appropriate indemnification demand.  PNMAC further agrees that (i) prior to the Reorganization it will provide Executive with appropriate “managers’ and officers’ insurance” coverage (as described in Section 6.3 of the PNMAC LLC Agreement), and (ii) after the Reorganization it will provide Executive with appropriate “directors’ and officers’ insurance” coverage (as described in Section 6.4 of the Restated LLC Agreement) in each case in connection with the performance of his duties under this Agreement, but Executive’s right to indemnity and advancement pursuant to this Section shall not be dependent or contingent upon the availability of insurance coverage.

9.                                      Reimbursement for Legal Fees.  Upon submission of appropriate invoices by Executive, PNMAC shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with the preparation and negotiation of this Agreement.

10.                               No Obligation to Mitigate.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as otherwise expressly provided under this Agreement, and no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment or business venture, except as otherwise stated herein.

11.                               Non-Solicitation.  During the Term of this Agreement, and for eighteen (18) months following the Termination Date, Executive shall not, directly or indirectly, either for or on behalf of himself or any other person or entity, solicit or induce or attempt to solicit or induce any employee, consultant, independent contractor, agent or representative of the Company, or any parent, subsidiary or affiliate thereof, to discontinue employment or engagement with the Company or any parent, subsidiary or affiliate thereof; or otherwise interfere or attempt to interfere with the relationship between the Company, or any parent, subsidiary or affiliate thereof, and their employees, consultants, independent contractors, agents or representatives.

12.                               Miscellaneous.

(a)                                 Succession; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.  The parties agree that the obligations and duties of Executive are personal and are not assignable.

(b)                                 Notice.  Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement.  Either party may change its address by written notice in accordance with this Section 12(b).

(c)                                  Entire Agreement; Modification.  Except as otherwise provided herein, this Agreement contains the entire agreement of the parties with respect to the subject matter herein, and supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by PNMAC.  This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing executed by PNMAC, PFS and Executive.

(d)                                 Waiver.  Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

(e)                                  Governing Law, Venue Selection, and Arbitration.  This Agreement is to be governed by and construed in accordance with the laws of the State of California without regard to its choice of law provisions.  The parties hereto agree that this Agreement was negotiated and executed in Los Angeles, California.  Any controversy, dispute or claim arising out of or relating to this Agreement, the breach thereof, Executive’s employment, including the termination thereof, and/or the enforceability or validity of this arbitration agreement, shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Executive acknowledges that he has been provided a copy of the JAMS rules contemporaneously herewith.  The parties agree that any such arbitration will be heard in Los Angeles, California, and that judgment on any arbitration award may be entered in any court having jurisdiction. The Company shall pay the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the JAMS’ rules. Each party will bear its/his own attorneys’ fees and legal costs, provided, however, (i) if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party to the extent permitted by applicable law, or (ii) if any party prevails on a non-statutory claim, the arbitrator shall award reasonable attorneys’ fees and/or legal costs to the prevailing party to the extent permitted by applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims.  Failure to demand arbitration within the prescribed time period shall result in waiver of said claims.  EXECUTIVE UNDERSTANDS AND AGREES THAT HE IS WAIVING HIS RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

(f)                                   Confidential Information.  Executive agrees that he will not use, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of PNMAC or any of its subsidiaries which he may have learned, obtained, accessed or developed during the course of his employment with the Company, including prior to the Effective Date of this Agreement, except to the extent such use or disclosure is:  (i) necessary or appropriate to the performance of this Agreement and in furtherance of PNMAC’s best interests; (ii) required by applicable law; (iii) lawfully obtainable from other sources; or (iv) authorized by PNMAC.  The provisions of this subsection shall survive the expiration or termination of this Agreement for any reason.

(g)                                  Severability.  Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions shall not be affected, and the remaining provisions of this Agreement shall remain in full force and effect as if this Agreement had been executed without the inclusion of said provision.

(h)                                 Interpretation.  If any claim is made by any party hereto relating to any conflict, omission or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular party hereto or such party’s counsel.  Executive acknowledges that he has been represented by counsel of his choice throughout the negotiation and drafting of this Agreement.

(i)                                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC:		PENNYMAC FINANCIAL SERVICES, INC.:

By:	/s/ Matthew Botein	By:	/s/ Matthew Botein
Name:	Matthew Botein	Name:	Matthew Botein
Title:	Director	Title:	Director

EXECUTIVE:

/s/ Stanford L. Kurland
Stanford L. Kurland